Trader.com's Revenues Increase by 32% in 2000

Amsterdam, The Netherlands January 31, 2001
- Trader.com N.V.,
a global leader in classified advertising, reports strong revenue growth for the 4th Quarter and full year 2000.

Significant 4th Quarter 2000 Revenue Growth

                 4Q99   4Q00   Growth  Of which organic
                         (In Euro millions)
                 ____   ____   ______  ________________

Print revenues   74.5   94.1    26%      12%
Online revenues   1.5    5.4   260%      225%
Total Revenues   76.0   99.5    31%      16%*

<F1>
*including 4% positive exchange rate impact

Total revenues increased by 31% from
76.0 million euros in 4Q99 to 99.5 million euros in 4Q00, of which 16% was from organic growth.

Print revenues increased 26% from 74.5 million euros in 4Q99 to 94.1 million euros in 4Q00.
Increases were realized across multiple channels, including an increase in display and classified advertising revenues of 27%, in circulation revenue of 15% and other revenue, including services, of 85%.

Online revenues increased 260% from 1.5 million euros in 4Q99 (2.0% of total revenues) to 5.4 million euros in 4Q00 (5.4% of total revenues).

 Full Year 2000 Revenue Growth up 32%

                  1999   2000   Growth  Of which organic
                         (In Euro millions)
                  ____   ____   ______  ________________

Print revenues   280.4   355.7    27%      15%
Online revenues    2.9    17.2   493%      412%
Total Revenues   283.3   372.9    32%      19%*

<F1>
*including 6% positive exchange rate impact

Total revenues increased 32% from 283.3 million euros in 1999 to 372.9 million euros in 2000, of which 19% was from organic growth.

Print revenues increased 27% from 280.4 million euros in 1999 to 355.7 million euros in 2000.
This increase resulted from growth in display and classified advertising revenues of 29%, circulation revenue of 17% and other revenue, including services of 78%. By geographic region, print revenues increased in Russia by 59%, in North America by 38%, Australasia by 34%, South America by 27% and Europe by 12%.

Online revenues increased nearly six times from 2.9 million euros in 1999 to 17.2 million euros in 2000 and represented 4.6% of total revenues.
These revenues included listing fees of 7.6 million euros, professional solutions/power pages
(a dealer inventory solution) of 4.6 million euros, banner ads of 3.4 million euros, and other revenue of 1.6 million euros. Online revenue development was led by Europe and North America which represented
57% and 33% of total online revenues, respectively.

John H. MacBain, President & Chief Executive Officer said,
"Our outstanding 32% revenue growth is attributable to the continued momentum from our diversified revenue streams from the regions and product channels.
With our renewed focus on our core automotive and real estate businesses, our outlook for 2001 continues to be very positive."

The Company expects to announce complete audited full-year results on April 5, 2001.
Refer to the Company's investor relations web site for press releases and the complete 2001 schedule for financial reporting.

www.trader.com

*281 Publications in 18 Countries as of December 2000
*More than 7 million readers per week
*15 million unique advertisements for 2000
*135 million page views per month as of December 2000
*Listed on the NASDAQ (TRDR) and Premier Marche
(First Market of the Paris Stock Exchange
- SICOVAM code 5729 and Reuters code: TRD)

Forward Looking Statements

Certain statements in this press release may be considered to be "forward looking statements" as that term is defined in The United States'
Private Securities Litigation Reform Act of 1995, such as statements that include the words or phrases
"will likely result," "are expected to,"
"will continue" , "is anticipated," "estimate," "guidance,"
"project," "outlook" or similar expressions, including statements regarding the adequacy of our cash flows, expected cash flows, expected future financial targets, EBITDA savings and margins, revenue growth and draw downs under our credit facility.
Such statements are not promises or guarantees, and are subject to risks and uncertainties which could cause actual results to differ materially from those suggested by any such statements.
Those factors include, but are not limited to, the preliminary nature of the information disclosed in this press release as well as those discussed or identified in our initial public offering prospectus and 1999 Form 20-F, which were filed with the United States Securities and Exchange Commission, including risks or uncertainties relating to our history of reported losses, the control of our company by a small group of shareholders, our highly competitive industry, our ability to make and integrate acquisitions, political and economic conditions of the countries in which we operate including Russia, the currencies in which we do business, our dependence on our management team, our workforce requirements, our content, our brands, our dependence on advertising including print and online advertising, our ability to expand our online business, the limited history of our online business, our online strategy and execution of it and the expenditures required to implement it, the expansion of the Internet and our dependence on the growth of Internet usage, as well as general economic and market conditions. These statements are made as of the date hereof. We disclaim any obligation to update or supplement the information in this press release due to changed circumstances.

Public Relations & Investor Relations Contact Information:

Gavin Anderson & Company Paris

Tel: +33 1 5383 9316
Fax: +33 1 5383 9323
Fabrice Baron: fbaron@gavinanderson.fr

Gavin Anderson & Company New York
Tel: +1 (212) 515-1950
Fax: +1 (212) 515-1919
Scott Tagliarino: stagliarino@gavinanderson.com

Gavin Anderson & Company London
Tel: +44 207 456 1469
Fax:+44 207 457 2330
Graham Prince : gprince@gavinanderson.co.uk

French Public Relations Contact Information:
Image 7 Paris
Tel: +33 1 5370 7458
Fax: +33 1 5370 7460
Marie-Charlotte Czerny : mcc@image7.fr

Trader.com
Christopher Liguori
Director Marketing Communications
Tel : +33-1-5334-5118
Fax : +33-1-5334-5130
e-mail : chris.liguori@trader.com